UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2018

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 31, 2018, FuelCell Energy, Inc.’s (the “Company”) wholly-owned subsidiary, FuelCell Energy Finance, LLC (“FuelCell Finance”), entered into a membership interest purchase agreement (the “Purchase Agreement”) with Dominion Generation, Inc. (“Seller”), pursuant to which FuelCell Finance intends to purchase all of the outstanding membership interests in Dominion Bridgeport Fuel Cell, LLC (“DBFC”). DBFC owns a 14.9 megawatt fuel cell park in Bridgeport, Connecticut, which the Company originally developed and constructed and has been operating for the past five years under a long term services agreement.  Following the closing of the transaction, the Company intends to own and operate this fuel cell park as part of its generation portfolio. The Purchase Agreement is the result of a competitive bid process undertaken by Seller.

The purchase price under the Purchase Agreement is $36.6 million in cash, and the Company will acquire $1.0 million of working capital in connection with the transaction, subject to certain adjustments. The Company expects to fund the acquisition with a combination of third party financing and $15 million of restricted cash on hand that is tied to the project and would be released at closing. Third party financing for this acquisition is expected to come from a term lender and the Connecticut Green Bank, who also participated in the initial financing of the construction of the project. Completion of the transaction is contingent upon the Company obtaining a minimum of $25 million in debt financing (the “Required Financing”), as well as certain other customary closing conditions and approvals.

The Purchase Agreement contains customary representations, warranties and covenants of FuelCell Finance and Seller.  The Purchase Agreement also contains certain indemnification rights with respect to, among other things, breaches of representations, warranties and covenants by either party.

The Purchase Agreement also contains customary termination rights, including the right to terminate in the event that a binding commitment for the Required Financing is not received on or before December 10, 2018 or the transaction has not been consummated on or before January 26, 2019 (the “Termination Date”).  However, a party may not terminate the Purchase Agreement on the Termination Date if the terminating party breached any of its obligations under the Purchase Agreement and such breach was the cause of, or resulted in, the failure of the closing to occur on or before the Termination Date.

In connection with the Purchase Agreement, the Company entered into a Guaranty pursuant to which the Company is guaranteeing certain payment and performance obligations of FuelCell Finance under the Purchase Agreement for a period of eighteen months after the closing of the transactions contemplated by the Purchase Agreement.

Item 8.01.Other Events.

On November 5, 2018, the Company issued a press release announcing the execution of the Purchase Agreement.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

The following exhibit is being furnished herewith:

Exhibit No.	Description

99.1	FuelCell Energy, Inc., Press Release, dated November 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: November 5, 2018	By:	/s/ Michael S. Bishop
Michael S. Bishop
Senior Vice President, Chief Financial Officer and Treasurer